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                                                  EXHIBIT 99.1

[Apex Letterhead]


May 1, 2000

Committee of Independent Directors
Crown Central Petroleum Corporation
One North Charles Street
Baltimore, Maryland 21201

Ladies and Gentlemen:

Based upon Crown Central Petroleum Corporation's press release of April 27, 2000 wherein Crown announced its first quarter results of operations, Apex Oil Company, Inc. has amended its cash proposal to $10.00 per share as set forth in the enclosed Agreement and Plan of Merger. This Agreement has been revised to reflect our original cash proposal structure to you and not the two step process you had requested earlier. Since you executed such an agreement with Rosemore, Inc., we presume you will find this structure acceptable.

You will note that we have removed most conditions to closing (including the completion of due diligence) other than standard closing conditions and other than obtaining refinancing for the bonds in the event a bondholder exercises its put rights under the Indenture. As you know, the Indenture contains a change of control provision which, if triggered, gives the bond holders the right to put their bonds to Crown at 101% of the outstanding principal amount of the bonds. A change of control occurs if a person (or group of persons) is or becomes the beneficial owner of more than 35% of the voting power of the total outstanding voting stock of Crown. Excepted from this "person" or "group of persons" is Rosemore, Inc. As such, Rosemore was not required to condition its proposal on refinancing the bonds in that Rosemore's acquisition of Crown will not trigger the change of control provision. This gives Rosemore an advantage over any other person proposing to acquire Crown. Apex is confident that it can obtain such financing, and several lenders have expressed an interest in making such financing available, but no lender can commit to such a loan at this time without reviewing its proposed collateral and otherwise satisfying its lending guidelines. Given your familiarity with Crown and its assets and cash flow, you should be able to come to an informed opinion as to the likelihood of a lender satisfying these guidelines and, as such, not discount Apex's offer as a result of this closing condition.

I refer you also to our letter of March 29, 2000 wherein we described a stock-for-stock merger and a private placement as alternative proposals. Todate, you have been unwilling to discuss these proposals with us. Apex still stands by those proposals for the reasons previously stated. Please be further advised that Apex hereby increases its private placement proposal to $10.00 per share. In addition, Apex will agree to post a letter of credit in the amount of $30,000,000 to secure the "shortfall distribution" described in our March 29, 2000 letter.

Apex stands willing to consummate any of the three proposed transactions and we will make ourselves available at your convenience to discuss these proposals. We still firmly believe that a combination of Apex and Crown serves the best interests of our respective shareholders, employees, business partners and communities. Given that our proposals to date result in the highest values being offered to Crown's shareholders, we urge full consideration of our position.

By copy of this letter, we are forwarding courtesy copies of our Merger Agreement to both Credit Suisse First Boston and Skadden, Arps, Slate, Meagher & Flom.

Very truly yours,


/s/ Edwin L. Wahl
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Edwin L. Wahl, President